Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 1, 2011

Dunkin’ Brands Group, Inc.

130 Royall Street

Canton, Massachusetts 02021

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-1 (the “Registration Statement”), filed on November 1, 2011 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 25,300,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of Dunkin’ Brands Group, Inc., a Delaware corporation (the “Company”), including 3,300,000 shares of Common Stock that may be purchased at the option of J.P. Morgan Securities LLC, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated. The shares of Common Stock to be registered pursuant to the Registration Statement are being offered by selling stockholders (the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement to be entered into among the Company, the Selling Stockholders (as defined therein) and J.P. Morgan Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal matters” in the prospectus included therein. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP